EXHIBIT 5.1

                                                                Mark Alan Siegel
                                                     Attorney & Counselor at Law

                                             July 9, 2007

Board of Directors
NuVim, Inc.
Suite 210
12 North State Route 17
Paramus, NJ 07652

     Re: Registration Statement on Form S-8

Gentlemen:

        You have requested my opinion as to the legality of the issuance by NuVim, Inc., (the "Corporation") of 72,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or before July 12, 2007.

        I have reviewed and examined The Amended and Restated Articles of Incorporation of the Corporation, , the Corporation's Bylaws, the Corporation's minute book; the Registration Statement, the Consulting Agreement relating to issuance to James Schnorf of the shares covered by the Registration Statement, and those other matters as I have deemed relevant in order to form my opinion.

        Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement, will have been duly authorized, legally issued, and are fully paid and non-assessable.

        I  hereby  consent  to  the  use of  this  opinion  in the  Registration
Statement.

                                                         Very truly yours,


                                                         /s/ Mark Alan Siegel
                                                         -----------------------
                                                         Mark Alan Siegel


           Suite 400 E, Corporate Boulevard, Boca Raton, Florida 33431
    Telephone: 561.988.6835 Facsimile: 561.862.0714 e-mail: masiegel@gate.net